UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Xcerra Corporation

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XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 7, 2016

The Annual Meeting of Shareholders of Xcerra Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062 on December 7, 2016, beginning at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect two members of the Company’s Board of Directors to serve for three-year terms as Class III Directors.

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers.

3.	To approve the Third Amended and Restated Xcerra Employee Stock Purchase Plan.

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending July 31, 2017.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 20, 2016 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By	Order of the Board of Directors
COLIN J. SAVOY, Secretary

October 28, 2016

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction as soon as possible to assure representation of your shares at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail, the section titled Information About the Annual Meeting and Voting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 7, 2016: This proxy statement and Xcerra Corporation’s 2016 annual report to shareholders are available at

www.edocumentview.com/XCRA.

XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation by the Board of Directors (the “Board”) of Xcerra Corporation (“Xcerra,” the “Company,” “we,” “our” or “us”) of proxies for use at the 2016 Annual Meeting of Shareholders to be held on December 7, 2016 at 10:00 a.m. Eastern Time, and any adjournments thereof (the “2016 Annual Meeting”). These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at our 2016 Annual Meeting. The proxy materials include our proxy statement for the 2016 Annual Meeting, our 2016 annual report to shareholders which includes our Annual Report on Form 10-K for the fiscal year ended July 31, 2016, and, if you received a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials, or Notice, please see “Notice and Access” below.

Notice and Access

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2016 annual report to shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the printed proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders commencing on or about October 28, 2016, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Solicitation of Proxies

Solicitation of proxies is expected to commence on October 28, 2016. We will pay the cost of this solicitation. Solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and we will reimburse them for their reasonable expenses. Our directors, officers and employees may assist in the solicitation of proxies by Internet, telephone, mail and personal interview without additional compensation. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $15,000 in the aggregate.

Proposals to be Voted Upon

Proposal 1. To elect two members of the Board to serve for three-year terms as Class III Directors.

Proposal 2. To hold an advisory vote to approve the compensation of our named executive officers.

Proposal 3. To approve the Third Amended and Restated Xcerra Employee Stock Purchase Plan.

Proposal 4. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017.

The Board recommends that you vote “FOR” the election of the two nominees listed in Proposal 1, each to serve for a three-year term as a Class III Director, “FOR” the advisory resolution approving the compensation of our named executive officers, “FOR” the proposal to approve the Third Amended and Restated Xcerra Employee Stock Purchase Plan, and “FOR” the ratification of the appointment of BDO USA, LLC as our independent registered public accounting firm for fiscal 2017.

When your proxy is submitted via the Internet or by telephone or mail, your shares will be voted by the persons named as proxies in accordance with your instructions unless you revoke your proxy in advance of the 2016 Annual Meeting. You are urged to specify your voting instructions on your proxy. If you sign and return your proxy without instructions, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1 and “FOR” Proposals 2, 3, and 4, and in the discretion of the persons named as proxies as to other matters that may properly come before the 2016 Annual Meeting.

Voting Procedures

Any shareholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2016 Annual Meeting or by proxy. For directions to the location of the 2016 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a shareholder of record may use one of the following methods:

•	Via the Internet—by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the proxy card; or

•	Mail—if you received your proxy materials by mail, by completing and returning the proxy card enclosed with those materials, signing and dating it and returning it in the provided envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 6, 2016 to be represented at the 2016 Annual Meeting.

If you are a shareholder of record, whether or not you expect to be present in person at the 2016 Annual Meeting, you are requested to submit your proxy by Internet or by telephone or mail as soon as possible. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2016 Annual Meeting in person, you may vote by ballot at the meeting. If the shares you own are held in “street name” by a bank or brokerage firm (as opposed to directly by you as a shareholder of record), your bank or brokerage firm will provide voting instructions to you that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2016 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2016 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2016 Annual Meeting. If a shareholder executes a proxy but is present at the 2016 Annual Meeting, and the shareholder wishes to vote in person, the shareholder may do so and will revoke its proxy by voting at the 2016 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2016 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Shareholders Entitled to Vote

Our only issued and outstanding class of voting securities is our common stock, par value $0.05 per share. The Board has fixed the close of business on October 20, 2016 as the record date for the 2016 Annual Meeting. Each shareholder of record on October 20, 2016 is entitled to one vote for each share registered in such shareholder’s name. As of that date, there were 53,981,485 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of our outstanding common stock entitled to vote at such meeting, represented at the 2016 Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the 2016 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval and “broker non-votes” (described below) will be counted for purposes of determining whether a quorum is present at the 2016 Annual Meeting.

Our By-laws require that a nominee for election as a director in an uncontested election (an election where the number of nominees for election as directors is equal to or less than the number of directors to be elected) will be elected if the votes cast “FOR” such nominee’s election exceed the number of votes cast “AGAINST” the nominee’s election. In a contested election (in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), directors are elected by a plurality of all votes cast in such election.

The election of directors at the 2016 Annual Meeting will be uncontested. As a result, each nominee for election as a director at the 2016 Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. As required by our corporate governance guidelines, each incumbent director who is a nominee for election as a director at the 2016 Annual Meeting submitted to the Board of Directors an irrevocable resignation that would become effective if the votes cast “FOR” such nominee’s election do not exceed the votes cast “AGAINST” such nominee’s election and our Board of Directors determines to accept his resignation. Upon such resignation by a nominee and pursuant to the procedures set forth in the corporate governance guidelines, the Nominating and Corporate Governance Committee will evaluate the best interests of our Company and shareholders and will recommend to our Board of Directors the action to be taken with respect to the resignation. The Board of Directors will then decide whether to accept, reject, or modify the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board of Directors with respect to the director nominee. Our corporate governance guidelines are available on the Investors portion of our website at http://www.xcerra.com. Information contained on our website is not incorporated by reference into this proxy statement.

An affirmative vote of at least a majority of the shares voting on each of Proposals 2, 3, and 4 is required for approval. Proposals 2 and 4 are not binding on us but will be reviewed and considered by the Board.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to the proposals to be considered at the 2016 Annual Meeting which are considered to be

“discretionary” matters under applicable stock exchange rules, but will not be allowed to vote your shares with respect to the proposals to be considered at the 2016 Annual Meeting which are considered to be “non-discretionary” matters under applicable stock exchange rules. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of our named executive officers and the vote on the approval of the Third Amended and Restated Xcerra Employee Stock Purchase Plan are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of our named executive officers or the vote on the approval of Third Amended and Restated Xcerra Employee Stock Purchase Plan, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against Proposals 1, 2, 3, or 4 or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for Proposals 1, 2, 3, or 4 at the 2016 Annual Meeting. “Broker non-votes” are counted for the purpose of determining a quorum for the 2016 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2016 Annual Meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our By-laws provide for the classification of the Board into three classes, as equal in number as possible. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. The current Class III Directors are Mark S. Ain and Jorge L. Titinger, whose terms expire at the 2016 Annual Meeting. The Board has nominated Messrs. Ain and Titinger for re-election as Class III Directors to hold office until the Annual Meeting of the Shareholders to be held in 2019. Management has no reason to believe that either of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominee and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class III Directors to be elected at the 2016 Annual Meeting, and for each of the Class I Directors and Class II Directors who will continue to serve until the Annual Meetings of Shareholders to be held in 2017 and 2018, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2019 Annual Meeting of Shareholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 73, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

Jorge L. Titinger	Mr. Titinger, age 55, was elected a director of the Company in August 2012. Mr. Titinger currently serves as President, Chief Executive Officer, and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February 2012. Mr. Titinger served as President and Chief Executive Officer of Verigy Ltd. from January 2011 until October 2011, as President and Chief Operating Officer of Verigy Ltd. from July 2010 to January 2011, and as Chief Operating Officer of Verigy Ltd. from June 2008 to July 2010. Verigy Ltd. was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as President and Chief Executive Officer of Verigy Ltd., then a subsidiary of Advantest Corporation. Prior to his service at Verigy Ltd., Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. We believe that Mr. Titinger’s board and executive level experience in the automatic test equipment and semiconductor capital equipment industries allow him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2017 Annual Meeting of Shareholders (Class I Directors)

Name	Business Affiliations
Bruce R. Wright	Mr. Wright, age 68, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999,
Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and
Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive
Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997,
Mr. Wright was Senior Vice President of Finance and Administration, and Chief
Financial Officer of Tencor Instruments until its acquisition by KLA Instruments
Corporation in 1997, which formed KLA-Tencor Corporation, and from December
1991 through October 1994, Mr. Wright was Vice President and Chief Financial
Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.
David G. Tacelli	Mr. Tacelli, age 57, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

Directors Serving a Three-Year Term Expiring at the 2018 Annual Meeting of Shareholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 65, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until our merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director for MEMSIC, Inc., a private company that designs, manufactures, and sells MEMS sensors, components, and systems. Mr. Blethen also served as a director of MEMSIC, Inc. while it was a publicly traded company from 2005 until MEMSIC, Inc. consummated its merger with, among others, MZ Investment Holdings Limited, in September of 2013. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company and the automatic test industry provides a critical contribution to the Board.

Name	Business Affiliations

Roger J. Maggs	Mr. Maggs, age 70, has been a director of the Company since 1994. Mr. Maggs was a founder at Celtic House Venture Partners, a private equity investment firm, until he retired in September 2013. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the board of directors and serves as Chairman of Sandvine, Inc., a company traded on the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. Mr. Maggs also sits on the board of Spectra7 Microsystems, a company traded on the Toronto Stock Exchange, and since April of 2016 has been a director of Excalibur Steel UK, a private company. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies, allows him to be a key contributor to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees as Class III Directors.

PROPOSAL 2.

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers as disclosed in this proxy statement, whom we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal gives our shareholders the opportunity to express their view on our overall executive compensation programs and policies for the named executive officers for the fiscal year ended July 31, 2016 (“fiscal 2016”). The Board recognizes that providing shareholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. Our next advisory vote on the frequency of future executive compensation advisory votes will take place at the 2017 annual meeting of shareholders.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board. The Board seeks to foster a performance-oriented environment by tying a significant portion of each executive officer’s compensation to our operational profitability, measured by our pro-forma earnings before interest and taxes, excluding accruals for profit sharing plans, the authorization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (our “Adjusted Earnings”). The Board has determined that this Adjusted Earnings metric is important for our Company and our shareholders. The Board has designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.

We believe that our compensation programs are aligned with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase shareholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2016, equity awards, which are all restricted stock unit (“RSU”) awards, represented between 41% and 59% of our named executive officers’ aggregate compensation.

We provide a competitive executive compensation program for our industry. The Compensation Committee of the Board, with periodic assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our overall executive compensation levels, including base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of our shareholders, and provide executives with a variable cash incentive plan that only pays if we generate Adjusted Earnings, but also rewards executives for superior financial and operational performance. We believe that this level and mix of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives while appropriately aligning the interests of our executives with the interests of our shareholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this proxy statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in our securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options.

Our executive compensation program resulted in compensation for our named executive officers that reflects our financial results for fiscal 2016. Our financial results for fiscal 2016 were lower as compared to fiscal 2015 and accordingly, the aggregate compensation levels of our named executive officers decreased in fiscal 2016 from fiscal 2015 by approximately 60 percent. The decrease in aggregate compensation in fiscal 2016 was primarily attributable to our named executive officers earning significantly less under our variable cash incentive plan in fiscal 2016, as we generated $1.4 million of adjusted net income before taxes (compared to over $34 million of adjusted net income before taxes in fiscal 2015), and the decrease in value of the equity compensation year-over-year.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to fiscal 2016.

The Board recommends that our shareholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on the Company or the Board. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by the shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of our named executive officers as described in this proxy statement.

PROPOSAL 3.

PROPOSAL TO APPROVE THE THIRD AMENDED AND RESTATED

XCERRA EMPLOYEE STOCK PURCHASE PLAN

On August 25, 2016, the Board adopted, subject to shareholder approval, the Third Amended and Restated Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to encourage our employees to become shareholders of the Company, to stimulate increased interest in our affairs and success, to afford employees the opportunity to share in the Company’s earnings and growth and to promote systematic savings by them. The Board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and the Board believes that the ability to participate in the ESPP is an attractive feature for our employees and potential employees. The ESPP was originally approved by shareholders in December 2003 and was amended and restated in each of 2009 and 2012.

Summary of Proposed Changes

The ESPP is being amended and restated to increase the number of shares of our common stock available for issuance thereunder by 800,000 shares.

Subject to shareholder approval, the amendment and restatement of the ESPP will be deemed effective as of December 7, 2016 and will apply to the next subsequent offering period that is expected to begin on February 1, 2017.

If the shareholders do not approve the proposed amendment and restatement of the ESPP, the change described above will not take effect and the ESPP will remain in effect in its previous form. In such event, the Board will consider whether to adopt alternative arrangements based on its assessment of our compensation practices.

Description of the ESPP (After the Proposed Third Amendment and Restatement)

The following summary is qualified in its entirety by reference to the ESPP, as proposed to be amended and restated, a copy of which is attached as Appendix A to this proxy statement.

The purpose of the ESPP is to provide eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock. The ESPP provides that we may grant options of not more than 2,400,000 shares of the Company’s common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. Options are granted to eligible employees on each February 1 and August 1.

All employees who are customarily employed by the Company (or any subsidiary designated by the Board or a committee appointed by the Board) for more than twenty hours per week and more than five months per calendar year will be eligible to receive options. As of July 31, 2016, approximately 492 persons, including each of the named executive officers, were eligible to participate in the ESPP. No option will be granted, however, if after the exercise of such option and all other options held by the employee, the employee would own five percent or more of the total combined voting power or value of the Company or any subsidiary of the Company. In addition, no option will be granted which will cause the employee’s right to purchase shares of the Company’s common stock under the ESPP to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year. Because participation in the ESPP is voluntary and participants may withdraw from the ESPP at any time during an offering period without penalty, the benefits to be received by any particular person or group are not determinable by the Company at this time.

Eligible employees may elect to participate in the ESPP by completing a payroll deduction authorization form which provides for a percentage, which shall be a whole percentage between one and fifteen percent, of his or her gross compensation to be withheld each pay period, but which may not exceed $12,500 in the aggregate for each eligible employee during any offering period. On the first day of each offering period, employees who have elected to participate in the ESPP will be granted an option to purchase up to a number of shares equal to $2,083 multiplied by the number of whole months in the offering period, divided by the closing price of the Company’s common stock on the first day of the offering period. Options granted under the ESPP will be automatically exercised on the date six months after the grant date or such other period of twelve months or less as determined by the Board or a committee appointed by the Board (the “Exercise Date”), to the extent of the employee’s accumulated payroll deductions not withdrawn on or prior to that date. The purchase price for each share purchased is 85% of the closing price of the Company’s common stock on the Exercise Date. The ESPP limits the aggregate number of shares which can be issued for any six-month offering period under the ESPP to 150,000 shares.

Accumulated payroll deductions not applied to the exercise of options will be returned to the employee unless such amount is less than the purchase price of one share of the Company’s common stock, in which case, the balance will be rolled over for the next offering period (unless the employee elects not to participate in the next offering period, in which case the balance will be refunded to the employee).

Options will expire if not exercised on the Exercise Date relating to the shares or if the employee ceases, for any reason other than death, to be employed by the Company prior to the Exercise Date. Options granted under the ESPP are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the employee, may only be exercised by the employee. In the event of the death of the employee, the employee or his or her beneficiary shall be entitled to withdraw the employee’s accumulated payroll deduction or to exercise the employee’s options to the extent of the employee’s accumulated payroll deduction as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by us of a request therefor in writing.

We may, in order to comply with the laws of a foreign jurisdiction, grant options to eligible employees who are citizens or residents of such jurisdiction on terms that are less favorable than the terms applicable to eligible employees who are resident in the United States. In addition, we may exclude from the ESPP otherwise eligible employees who are citizens or residents of a foreign jurisdiction if (i) the grant of an option to a citizen or resident of such foreign jurisdiction is prohibited under the laws of such jurisdiction or (ii) compliance with the laws of such foreign jurisdiction would cause the ESPP to violate Section 423 of the Code. Further, we may establish one or more sub-plans of the ESPP with respect to one or more designated subsidiaries.

The ESPP is administered by the Board. The ESPP may be amended or terminated at any time by the Board, but no amendments may, without approval by the shareholders, increase the maximum number of shares purchasable under the ESPP, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the option may be granted or exercised under the ESPP. As of July 31, 2016, 1,362,993 shares had been issued under the ESPP and 237,007 shares were available for future issuance, not including the 800,000 share increase that we are currently proposing.

Participation in the ESPP is discretionary. The benefits received by any individual under the plan are dependent upon the individual’s decision to participate in the ESPP, the amount that the individual decides to contribute to the ESPP and the closing price of our common stock on the Exercise Date. As a result, it is not possible to determine the benefits that would be received under the ESPP by our executive officers, employee directors and other employees. Non-employee directors are not eligible to participate in the ESPP. Given the discretionary nature of the participation in the ESPP, it is also not possible to determine the benefits that would have been received by our executive officers, employee directors and other employees had the ESPP, as amended, been in place during fiscal year 2016 because it is impossible to know whether or not the additional shares available would have affected the choice of any individual to increase or decrease his or her level of participation in the ESPP.

The table below sets forth information as of July 31, 2016 with regard to the actual participation in the ESPP (without taking into consideration the amendment) by the individuals and groups listed below during fiscal year 2016:

Name and Position	Dollar Value(1)		Total Number of Shares Purchased
David G. Tacelli
President and Chief Executive Officer	$—		—
Mark J. Gallenberger
Senior Vice President, Chief Operating Officer, Chief Financial Officer	$—		—
Pascal Rondé
Senior Vice President, Global Customer Team	$—		—
All current executive officers as a group (3 persons)	$—		—
All current directors who are not executive officers as a group (5 persons)	$0	(2)	0	(2)
All eligible employees, including all current officers who are not executive officers, as a group (492 persons)	$940,296		191,909

(1)	Based on the number of shares purchased multiplied by the closing price of the Company’s common stock on The NASDAQ Global Market on the applicable Exercise Date.
(2)	The Company’s non-employee directors are not eligible to participate in the ESPP. Since its inception, no shares have been purchased under the ESPP by any associate of any current director, nominee or executive officer, and no other person has purchased or has the right to receive five percent or more of the total amount of stock issued under the ESPP.

United States Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Company common stock acquired under the plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant in the ESPP will not have income upon enrolling in the plan or upon purchasing Company common stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of Company common stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board recommends that you vote “FOR” the Third Amended and Restated Xcerra Employee Stock Purchase Plan.

PROPOSAL 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2017. We are asking shareholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in our and our shareholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2016 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the

Company’s independent registered public accounting firm for fiscal 2017.

CERTAIN SHAREHOLDERS

The following table sets forth, as of September 30, 2016 (unless otherwise noted), the amount and percentage of our outstanding common stock beneficially owned by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 36;

•	each director; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to RSUs that vest, within sixty days after September 30, 2016 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of our executive officers and directors is in care of Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 53,981,485 shares of common stock outstanding as of September 30, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(4)	Percent of Common Stock
Barrow, Hanley, Mewhinney & Strauss LLC (1)	4,137,046	7.7%
BlackRock, Inc.(2)	3,143,709	5.8%
Nokomis Capital, LLC (3)	3,045,369	5.6%
David G. Tacelli	475,342	*
Mark J. Gallenberger	346,454	*
Pascal Rondé	135,000	*
Mark S. Ain	102,133	*
Roger W. Blethen	100,509	*
Bruce R. Wright	93,870	*
Roger J. Maggs	80,026	*
Jorge Titinger	50,687	*
All directors and executive officers as a group (8 persons)	1,384,021	2.6%

*	Less than 1%
(1)	The address for Barrow, Hanley, Mewhinney & Strauss LLC is 2200 Ross Avenue, Dallas, TX 75201. Barrow, Hanley, Mewhinney & Strauss LLC has sole voting power with respect to 2,245,921 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Schedule 13G filed on February 3, 2016.
(2)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power with respect to 3,018,978 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Schedule 13G/A filed on January 22, 2016.
(3)	The address for Nokomis Capital LLC is 2305 Cedar Springs Road, Suite 420, Dallas, TX 75201. Beneficial ownership is derived from a Schedule 13G filed on February 11, 2016.
(4)	Includes the following numbers of shares underlying RSUs that vest within 60 days after September 30, 2016: Mr. Tacelli (27,020 shares), Mr. Gallenberger (18,576 shares), Mr. Blethen (12,000 shares), Mr. Ain (12,000 shares), Mr. Wright (12,000 shares), Mr. Maggs (12,000 shares), Mr. Titinger (12,000 shares), Mr. Rondé (10,000 shares), and all directors and executive officers as a group (115,596 shares).

CORPORATE GOVERNANCE

Board Composition and Board Meetings

The Board currently consists of six directors. During fiscal 2016, the Board held a total of five meetings and took action by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he served held during fiscal 2016.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which is discussed in more detail below. Each director that served on the standing committees during fiscal 2016 is, and was considered, an independent director as defined under applicable rules of The NASDAQ Stock Market (“NASDAQ”).

Compensation Committee

The Board has a standing Compensation Committee which met four times during fiscal 2016. The Compensation Committee determines the compensation of all our executive officers and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of our compensation programs on our risk profile, and reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, our Chief Executive Officer attends and proposes the agenda for these meetings, provides recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participates in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provides his evaluation of the performance of the other executive officers.

Messrs. Ain and Titinger constituted all of the members of the Compensation Committee in fiscal 2016. Mr. Ain serves as the Chairman of the Compensation Committee. Each director that served on the Compensation Committee during fiscal 2016 is, and was considered, an independent director as defined under applicable rules of NASDAQ, including the independence requirements contemplated by Rule 10C-1 under the Exchange Act. The Compensation Committee acts under the terms of a written charter. We have posted a copy of the Compensation Committee charter on our website, which is located at www.xcerra.com. Information contained on our website is not incorporated by reference into this proxy statement. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 23.

Audit Committee

The Board has a standing Audit Committee which met five times during fiscal 2016. The Audit Committee assists the Board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our registered public accounting firm. Messrs. Titinger, Maggs, and Wright constituted all of the members of the Audit Committee during fiscal 2016. Each director who served as a member of the Audit Committee during fiscal 2016 is, and was, an independent director as defined under applicable rules of NASDAQ, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Mr. Wright serves as the Chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on our website at www.xcerra.com. Information contained on our website is not incorporated by reference into this proxy statement. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 22.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met four times during fiscal 2016. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to us, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee were Messrs. Ain, Maggs, Titinger, and Wright during fiscal 2016, all members are, and were, independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on our website at www.xcerra.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. Ain, Blethen, Maggs, Titinger or Wright has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and the best interests of our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

A copy of our current Corporate Governance Guidelines is posted on our website at www.xcerra.com. Information contained on our website is not incorporated by reference into this proxy statement.

Board Leadership Structure

The Board and the Corporate Governance and Nominating Committee continue to believe that, at the current time, we should have a Chairman of the Board and a Lead Independent Director who are separate from our Chief

Executive Officer. Accordingly, Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director as appointed by the Board. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitating communications between other members of the Board and the Chief Executive Officer;

•	Preparing or approving the agenda for each Board meeting; and

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•	Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer;

•	Enables the Chief Executive Officer to focus on Company operations instead of Board administration;

•	Provides the Chief Executive Officer with an experienced sounding board;

•	Provides greater opportunities for communication between shareholders and the Board;

•	Enhances the independent and objective assessment of risk by the Board; and

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all shareholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 5 through 7 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Shareholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in our By-laws. These procedures are described in the section of this proxy statement entitled “Shareholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

We have adopted a code of ethics that applies to all directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on the “corporate governance” section of our website at www.xcerra.com. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. Information contained on our website is not incorporated by reference into this proxy statement.

Anti-Hedging Policy

In May of 2015, we adopted an Anti-Hedging Policy that prohibits all of our directors, officers, and other members of our senior management team from purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The objective of this Policy is to prohibit those subject to it from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk.

Stock Ownership Guidelines

In May of 2015, we adopted stock ownership guidelines applicable to our independent directors, the Chief Executive Officer, and such other executives of the Company as may be from time to time be determined by the Chief Executive Officer and the Board. These guidelines require our Chief Executive Officer to own shares of common stock with a value of at least three (3) times his annual base salary and our outside board members to own shares of common stock with a value of at least three (3) times the annual retainer paid to outside directors. The guidelines went into effect for 2016 calendar year, and each person has been given five (5) years to comply with the ownership guidelines. Our stock ownership guidelines are available on the “corporate governance” section of our website at www.xcerra.com. Information contained on our website is not incorporated by reference into this proxy statement.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain and Titinger served on the Compensation Committee during fiscal 2016. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2016 that require disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2016. No member of the Compensation Committee receives compensation, directly or indirectly, from the Company in any capacity other than as a director.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during the fiscal year ended July 31, 2015 (“fiscal 2015”) and fiscal 2016:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of our annual financial statements for fiscal 2016, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2016, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2016 were $1,265,360. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of our annual financial statements for fiscal 2015, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2015, the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2015, and fees related to the underwritten public offering of common stock of the Company that was completed in September of 2014 were $1,278,436.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2016 and fiscal 2015 were $0 and $0, respectively.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2016 and fiscal 2015 were $7,236 and $17,944, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2016 were $3,900, consisting of fees related to excise and tax liability analysis under Sections 280G and 4999 of the Code. The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2015 were $103,900, consisting of fees related to excise and tax liability analysis under Sections 280G and 4999 of the Code, and fees in support of the divestiture of the printed circuit board business.

All of the above services provided by BDO USA, LLP and its affiliates were pre-approved by the Audit Committee in accordance with the policies and procedures set forth in “Pre-Approval Policies and Procedures”. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2016 with our management and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2016.

AUDIT COMMITTEE

Bruce R. Wright (Chair)
Roger J. Maggs
Jorge L. Titinger

EXECUTIVE OFFICERS

Executive Officers of the Company

Our executive officers as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	57	President and Chief Executive Officer
Mark J. Gallenberger	52	Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Pascal Rondé	54	Senior Vice President, Global Customer Team

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and previously served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company effective March 1, 2014. Mr. Gallenberger previously served as the Company’s Vice President, Chief Financial Officer and Treasurer from October 2000 to February 28, 2014. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Pascal Rondé was appointed Senior Vice President, Global Customer Team effective March 1, 2014. Mr. Rondé previously served as the Company’s Vice President, Global Field Operations from January 2012 to February 28, 2014. Prior to joining the Company, Mr. Rondé was Vice President of Sales, Service and Support for the Automated Test Group of the Hewlett-Packard Company (HP) spinoff, Agilent Technologies. Renamed Verigy upon going public, it was acquired by Advantest in July 2011. Mr. Rondé joined HP in 1991 as a sales engineer for semiconductor test and served in progressively more responsible sales management positions, including European business manager for semiconductor test and in 1999, he was promoted to General Manager for the High Volume Manufacturing Test Customer Team in Europe. Prior to joining HP, Mr. Rondé was employed by Saintel, a French distributor of ATE and ATE-related companies.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION OF EXECUTIVE OFFICERS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on our performance and, accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee follows a compensation program that is intended to achieve a balance between incentive-based and fixed compensation, while also satisfying the objectives of (i) attracting, retaining, and motivating the best possible executive talent, (ii) promoting the achievement of key operational and financial performance measures, and (iii) aligning the executives’ incentives with the creation of shareholder value.

This program for fiscal 2016 was targeted at delivering a total compensation amount at the median of our industry peer group (discussed below in the section titled “Benchmarking”), and was comprised of a base salary, a variable cash incentive component that only pays if we generate Adjusted Earnings and incentivizes executives for superior financial and operational performance; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of our shareholders.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of shareholder value through the granting of equity awards with four-year vesting conditions; and

•	achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Shareholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of the Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The Compensation Committee, after considering the factors described below, including information from the Compensation Committee’s independent compensation consultant, structures our compensation packages for executive officers to achieve an appropriate level and mix of short and long term incentives, including cash and non-cash incentives.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. The Compensation Committee engaged Radford Consulting, Inc. (“Radford”) to assist in determining base salary and incentive compensation for our executive officers for fiscal 2016, and to assist in the review and development of a peer group to be used for compensation decisions and provide an independent review of our executive compensation programs, including an analysis of the competitive market. Radford was paid approximately $15,000 for the engagement. After reviewing the results of the advisory vote with respect to the compensation of our named executive officers for our Annual Meeting of Shareholders for fiscal 2015, the Compensation Committee engaged Radford again for fiscal 2017 to assist in structuring a comprehensive compensation program to address the concerns voiced by our shareholders. Radford was paid approximately $18,000 for the engagement with respect to the compensation program for fiscal 2017.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and Radford. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2016 compensation (the “Peer Group”) were:

Axcelis Technologies, Inc.	FormFactor, Inc.	Rudolph Technologies, Inc.

Brooks Automation, Inc.	Kulicke and Soffa Industries, Inc.	Ultra Clean Holdings, Inc.

Cabot Microelectronics Corp.	Mattson Technology	Ultratech, Inc.

Cascade Microtech, Inc.	Nanometrics Incorporated	Veeco Instruments Inc.

Cohu, Inc.	Photronics Inc.

The Compensation Committee targets overall compensation at the median paid to similarly situated executives of the companies in the Peer Group. Variations to this general target may occur as dictated by the experience level of the individual and market factors. The overall compensation for our executives in fiscal 2016 was below the general target by over 21% based on the information available to the Compensation Committee from public sources.

Advisory Vote on Executive Compensation and Shareholder Engagement

At our 2015 Annual Meeting of Shareholders, approximately 58% of the votes cast approved the compensation of our named executive officers as disclosed in the proxy statement delivered to our shareholders in connection with the 2015 Annual Meeting. We understood this to mean that a significant portion of our shareholders were not satisfied with our compensation policies and determinations for fiscal 2016. Our Compensation Committee was not satisfied by this level of shareholder approval, and accordingly, we undertook a multi-pronged approach to address identified concerns and improve the effectiveness of our executive compensation program. This included a comprehensive review of our pay practices, and direct engagement with our largest shareholders to better understand their views of our pay programs. As part of this outreach, the Company engaged directly with our largest shareholders, who collectively represented over 70% of the Company’s outstanding shares. In those discussions we solicited feedback, discussed compensation and corporate governance matters important to those respective shareholders.

While our shareholders commented positively on many aspects of our pay program, and expressed the view that, on balance, the programs are aligned with our objectives, they were consistent in their feedback that we should implement some form of performance based vesting for the equity portion of the compensation package. Our compensation packages for fiscal 2016 were already in place prior to the 2015 Annual Meeting, and in turn, prior to our engagement with shareholders. Therefore, there were no structural changes to our compensation policies for fiscal 2016.

Following the receipt of the feedback from the shareholders, the Compensation Committee resolved to implement some form of performance based vesting for the equity compensation beginning in fiscal 2017. The changes are discussed in more detail below under “Equity Compensation”.

Components of our Executive Compensation Program

Base Salary

In connection with its review of our executive compensation practices for fiscal 2016, which took place during the months of July and August of 2015, the Compensation Committee considered adjustments to the base salaries of our named executive officers for fiscal 2016, and considered the roles and responsibilities of our executive officers, the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, a report and recommendations on executive compensation produced by Radford for fiscal 2016, and the base salary of the individual in prior years, and conducted a review of publicly available information. Based on these factors the Compensation Committee determined that no changes were needed to the base salaries of the named executive officers for fiscal 2016.

The Compensation Committee also reviewed base salaries for our named executive officers for fiscal 2017 during the months of July and August of 2016, using the same considerations described above. Based upon those factors, the Compensation Committee determined that no changes would be made to the base salaries of our named executive officers for fiscal 2017.

The annual base salaries of those serving as our named executive officers in fiscal 2015, fiscal 2016 and fiscal 2017 are set out in the table below:

Name and Title	Fiscal 2017	Fiscal 2016	Fiscal 2015
David G. Tacelli President and Chief Executive Officer	$600,000	$600,000	$600,000
Mark J. Gallenberger Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	$410,000	$410,000	$410,000
Pascal Rondé (1) Senior Vice President, Global Customer Team	$361,639	$361,639	$322,547

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted the fiscal 2015 and 2016 Euro amounts to U.S. Dollars at an exchange rate of 1.339405 U.S. Dollars per Euro, which is the August 1, 2015 to July 31, 2016 average.

Annual Cash Incentive Bonus Plan

The variable cash incentive component of our executive compensation program is intended to provide compensation for the achievement of performance metrics that the Board has determined are important to us and our shareholders. For fiscal 2016, the Compensation Committee approved an Executive Profit Sharing Plan for certain officers of the Company, including our named executive officers (the “2016 Bonus Plan”), which is intended to provide compensation for the achievement of performance metrics tied to the operational profitability of the Company as measured by our pro-forma earnings before interest and taxes, excluding accruals for profit sharing plans, the amortization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (referred to as “Adjusted Earnings”) during the fiscal year. The Compensation Committee believes that Adjusted Earnings are the appropriate metrics to incentivize our executive officers, because they are objective and clear measures of our operational achievement.

The 2016 Bonus Plan provides for the payment of bonuses to our officers, including our executive officers, by distributing 6.25% (the “Bonus Plan Percentage”) of Adjusted Earnings to the 2016 Bonus Plan participants, pro rata, based upon the participant’s base salary. The Bonus Plan Percentage is a number that the Compensation Committee reasonably determined would result in the payment of the average targeted amount throughout a semiconductor industry cycle. In each individual year, payout under the cash incentive plan could be lower than the target if the semiconductor cycle is near the trough, higher if the cycle is near the peak, and at the target if the cycle is at the mid-point. Each executive participating in the 2016 Bonus Plan had a target bonus under the 2016 Bonus Plan of 50% of such executive’s annual base salary.

Under the 2016 Bonus Plan, no bonus would be payable to any executive officers if our Adjusted Earnings were equal to or less than $0. Additionally, bonus amounts under the 2016 Bonus Plan were capped at a specific multiplier for each of the executive officers, as set forth in the table below.

The formula for determining the aggregate amount of bonuses to be paid to each executive under the 2016 Bonus Plan is: (i) our Adjusted Earnings during the fiscal year, which was $1,444,852, (ii) multiplied by the Bonus Plan Percentage, (iii) multiplied by a fraction, the numerator of which is the executive’s annual base salary and the denominator of which is the sum of the annual base salaries of all of the 2016 Bonus Plan participants. The targeted bonus amount and maximum bonus payment is set forth below:

Executive Officer	Target Cash Incentive Bonus	Multiplier Cap	Maximum Cash Incentive
David G. Tacelli	$300,000	4.0x	$1,200,000
Mark J. Gallenberger	$205,000	3.2x	$656,000
Pascal Rondé (1)	$161,274	2.5x	$403,184

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his annual salary to U.S. Dollars at an exchange rate of 1.339405 U.S. Dollars per Euro, which is the August 1, 2015 to July 31, 2016 average, and multiplied the result by 50%, which is Mr. Rondé’s target cash incentive bonus.

The target cash incentive bonuses were set by the Compensation Committee. The Compensation Committee determined that these targets were aligned with the interests of the shareholders, and were reasonably likely, but by no means certain, to be achieved during growth cycles in the automatic test industry, and significantly challenging to achieve during the cyclical industry downturns. As a result of the target Adjusted Earnings, cash bonuses in the following amounts were paid to Messrs. Tacelli, Gallenberger, and Rondé, respectively: $20,544, $14,038, and $10,266.

For fiscal 2017, the cash incentive bonus plan will operate in the same manner as the 2016 Bonus Plan.

Other Bonuses

On August 25, 2016, Messrs. Tacelli and Gallenberger each received a one-time bonus of $25,000, which was granted by the Compensation Committee, in recognition of their efforts and performance in connection with the successful divesture of the Harbor Electronics Business which closed on December 1, 2015, and which was discussed more fully on the 8-K filed December 1, 2015.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in the Peer Group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the companies in the Peer Group. In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. Initial grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the month in which a new executive officer is hired. Annual grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the end of our prior fiscal year.

We believe that RSUs possess certain advantages as compared to stock options. For example, RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. In addition, RSUs allow us to more efficiently use the share reserves under our equity plans because each RSU has a higher value than a stock option as a result of not having an exercise price and therefore fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set at the median for companies in the Peer Group. The fiscal 2016 equity awards were positioned between the 25th and 50th percentiles of annual aggregate value of equity awards for the Peer Group. In determining the amount and vesting of the RSU grants for executive officers for fiscal 2016, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On August 27, 2015, Messrs. Tacelli, Gallenberger, and Rondé were granted 160,000, 100,000, and 45,000 RSUs, respectively, for fiscal 2016, with each award vesting annually in equal installments over four years. All grants of RSUs to our executive officers for fiscal 2016 were made by the Compensation Committee under our 2010 Stock Plan.

As mentioned earlier on page 26, after reviewing the feedback from our shareholders, and after further consultation with Radford, the Compensation Committee resolved to include performance based vesting criteria for 50% of the equity awards granted to our named executive officers beginning in fiscal 2017. The number of RSUs granted, and the vesting schedule assigned to such grant, is determined based on a number of factors, including market and Peer Group data, the ability of the executive’s position to impact long-term shareholder value, the executive’s performance, the ability to replace the executive, and the current equity grants held by the executive. The performance based RSUs are intended to focus and align the named executive officers to increasing share value and profitable Company growth while time based RSUs help promote retention of key leadership talent. On August 25, 2016, the Compensation Committee granted RSUs to Messrs. Tacelli, Gallenberger, and Rondé in the amounts set forth below.

Executive Officer	Time Based RSU Grant	Performance Based RSU Grant	Total Granted
David G. Tacelli	120,000	120,000	240,000
Mark J. Gallenberger	75,000	75,000	150,000
Pascal Rondé	34,000	34,000	68,000

The time-based RSUs will vest annually in equal installments over four years. The performance-based RSUs will use a performance metric that will be based on the performance of our stock relative to the Peer Group during the fiscal year. In the event the shares of the Company cease to be listed on a national stock exchange, the measurement period shall be the beginning of the fiscal year to the last date of listing.

The Company and the companies included in the Peer Group will be ranked based on the average change in the stock price during the measurement period. The percentage of the performance based grant that satisfies the performance criteria will be calculated based on the Company’s stock performance ranking, as set forth below:

Company Ranking	Portion of Performance Based RSUs Eligible to Vest
1st Quartile	3/3
2nd Quartile	2/3
3rd Quartile	1/3
4th Quartile	0/3

The portion of the performance-based RSUs that meet the performance criteria will then be subject to time based vesting conditions, with 1/4 of such RSUs vested immediately, and the remaining 3/4 to vest annually in equal installments over the next three years.

If these performance-based RSUs had been in place for fiscal 2016, the Company would have ranked in the 4th Quartile of the Peer Group, and accordingly, none of the performance-based RSUs would have vested.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers, are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Employment and Severance Arrangements

Employment Agreements

We have executive employment agreements with each of Messrs. Tacelli and Gallenberger setting forth their initial base salaries, as of the date of their respective executive employment agreements, bonus eligibility, participation rights in any equity or other long-term compensation programs established from time to time by the Company and other employment benefits. Each of Messrs. Tacelli and Gallenberger’s employment is on an “at will” basis and their employment can be terminated by us or by the named executive officer at any time, for any reason and with or without notice, subject to the severance provisions in the named executive officer’s employment agreement and the terms of their change-of-control agreements. These agreements generally entitle Messrs. Tacelli and Gallenberger to receive cash severance and continuation of health benefits, among other things, in the event their employment is terminated under specified conditions. Mr. Gallenberger’s agreement replaced and superseded his prior retention agreement. Mr. Tacelli did not have a prior employment agreement.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary. Mr. Rondé is also party to an employment agreement with our French subsidiary. Under the terms of Mr. Rondé’s employment agreement, he is entitled to receive cash severance and continuation of health benefits, among other things, in the event his employment is terminated under specified conditions. In addition, unless waived by us, upon his termination, Mr. Rondé will be subject to a non-competition agreement which will restrict him from working for certain of our competitors for a period of one year following his termination. During this non-competition period, Mr. Rondé will be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

Potential Payments under Severance Arrangements

Executive Employment Agreements

Under the terms of the executive employment agreements with each of Messrs. Tacelli and Gallenberger, each executive is entitled to receive the following compensation in the event his employment is terminated by us without cause, or if the executive terminates his employment with us for good reason, subject to the executive executing and not revoking a Company provided severance and release agreement:

•	during the 12-month period commencing on the termination date, we will continue to pay the executive, in accordance with our regularly established payroll procedures and practices, the executive’s then-current base salary;

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, we will pay the executive a lump sum payment in an amount equal to a pro rata portion of the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, we will pay the executive a lump sum payment in an amount equal to the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	solely for purposes of satisfying time-based vesting conditions for any then outstanding equity awards, as of the termination date, the executive will be deemed to have been employed by us until the date that is 12 months following the termination date, such that the vesting of all such equity awards scheduled to vest during such 12-month period will accelerate and become exercisable or realizable as of the termination date; and

•	provided the executive is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” laws, and provided the executive continues to pay the share of the premium that the executive paid as of the termination date, for a period of 12 months following the executive’s termination date, we will pay the remainder of the insurance premium for the executive’s coverage.

In the event the executive becomes entitled to severance or benefits under the executive’s change of control agreement with the Company, the executive will no longer be entitled to the severance benefits under the terms of the executive’s executive employment agreement.

Under the terms of the employment agreement with Mr. Rondé, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by us, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement:

•	a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable collective bargaining agreement;

•	a pro rata portion of Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date); and

•	an amount equal to Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date).

To the extent that we are required to make the severance payments described above to Mr. Rondé, we will not be required to make the social payment under the Collective Bargaining Agreement described above.

Change-of-Control Agreements

Messrs. Tacelli and Gallenberger are also, individually, party to change-in-control agreements with the Company, originally entered into in 1998 and 2000, respectively. Each agreement has a three-year term that extends for one year upon the anniversary date of the agreement unless a notice not to extend is given by us. Under these change-of-control agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The change-of-control agreements define a “Change-of-control” as the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

If severance compensation is payable under an executive’s change-of-control agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) our accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

In the change-of-control agreements, we have also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Equity Incentive Plans

Our 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION AND A CHANGE OF CONTROL

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, and Rondé would be entitled to receive upon a qualifying termination of employment or a change of control assuming the termination occurred on July 31, 2016, the last day of fiscal 2016. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	IRC 280G Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$2,650,284	$2,440,000	$—	$54,432	$30,000	$5,174,716
Mark J. Gallenberger	$1,811,028	$1,570,750	$—	$54,432	$30,000	$3,466,210
Pascal Rondé(5)	$552,724	$693,875	$—	$—	$—	$1,246,599

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus a bonus based upon his Highest Annual Bonus; in the case of Mr. Rondé this amount represents the named executive officer’s current base salary plus Cash Incentive Bonus for fiscal 2016 plus his targeted bonus for fiscal 2017.
(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2016. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.
(3)	The change-of-control agreements with Messrs. Tacelli and Gallenberger provide for our reimbursement of the excise and tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No gross up amounts would have been payable if a qualifying termination occurred on July 31, 2016. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by employees, including any such taxes under Sections 280G and 4999 of the Code.
(4)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2016 and is valued at the premiums then in effect.
(5)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2016 Euro amount to U.S. Dollars at an exchange rate of 1.339405 U.S. Dollars per Euro, which is the August 1, 2015 to July 31, 2016 average.

ESTIMATED BENEFITS UPON TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, and Rondé would be entitled to receive upon a qualifying termination of employment not in connection with a change of control, assuming the termination occurred on July 31, 2016, the last day of fiscal 2016. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Continuation of Healthcare Benefits ($)(3)	Total ($)
David G. Tacelli	$920,544	$976,000	$54,432	$1,950,976
Mark J. Gallenberger	$629,038	$640,500	$54,432	$1,323,970
Pascal Rondé(4)	$552,724	$—	$—	$552,724

(1)	This amount, which in the case of Messrs. Tacelli, Gallenberger, and Rondé represents the named executive officer’s current base salary plus the cash incentive bonus for fiscal 2016 plus the targeted bonus for fiscal 2017.
(2)	This amount, which in the case of Messrs. Tacelli and Gallenberger, represents a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs that would otherwise vest in the subsequent 12 months, calculated based on the closing price of our common stock on The NASDAQ Global Market on July 31, 2016.
(3)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2016 and is valued at the premiums then in effect.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2016 Euro amount to U.S. Dollars at an exchange rate of 1.339405 U.S. Dollars per Euro, which is the August 1, 2015 to July 31, 2016 average.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Compensation paid under our annual cash incentive program and from RSUs with time-based vesting does not satisfy the requirements to be qualified performance-based compensation under Section 162(m) of the Code and, as a result, we may be limited in our ability to deduct this compensation. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in our the best interests and the best interests of our shareholders.

Accounting for Stock-Based Compensation

We have expensed equity grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. Our 2010 Stock Plan, which was initially approved by our shareholders in December 2010, provides us with flexibility to grant multiple forms of equity-based compensation, which provide us with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•	The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•	The structure of our annual cash bonus program, which, in fiscal 2016, was based on the achievement of target Adjusted Earnings and annualized cost savings in connection with the Acquisition, encourages decision-making that is in our best long-term interests and the best long-term interests of our shareholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) the inclusion of the Compensation Discussion and Analysis in this proxy statement.

COMPENSATION COMMITTEE

Mark S. Ain (Chair) Jorge L. Titinger

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of our executive officers during fiscal 2016 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation(3) ($)		Total ($)
David G. Tacelli	2016		$600,000		$955,200		$45,554		$9,958		$1,610,712
President and Chief Executive Officer	2015		$600,000		$1,649,600		$485,887		$18,458		$2,753,945
	2014		$600,000		$1,517,100		$480,969		$18,518		$2,616,587
Mark J. Gallenberger	2016		$410,000		$597,000		$39,038		$18,604		$1,064,642
Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2015 2014	$ $	410,000 392,735	$ $	1,031,000 956,850	$ $	332,023 328,662	$ $	18,742 16,332	$ $	1,791,765 1,694,579
Pascal Rondé(4)	2016		$361,639		$268,650		$10,266		$14,466		$655,021
Senior Vice President, Global Customer Team	2015 2014	$ $	322,547 367,677	$ $	463,950 356,300	$ $	257,053 286,551	$ $	12,902 14,707	$ $	1,056,452 1,025,235

(1)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016.
(2)	Non-equity incentive plan compensation represents amounts payable under our annual cash incentive bonus plan, which is discussed further on page 27 of this proxy statement. Messrs. Tacelli and Gallenberger also received a one-time discretionary bonus of $25,000, each discussed on page 28.
(3)	Consists of our 401(k) matching funds and the value of excess group life policies for Messrs. Tacelli and Gallenberger. Mr. Rondé’s amounts reflect the value of Mr. Rondé’s car allowance.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted the fiscal 2016 Euro amount to U.S. dollars at an exchange rate of 1.339405 U.S. dollars per Euro, which is the August 1, 2015 to July 31, 2016 average.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2016

The following table sets forth information concerning each award made to a named executive officer during fiscal 2016 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli			$0	$300,000	$1,200,000	—	—
	08/27/2015	(1)				160,000	$955,200
Mark J. Gallenberger			$0	$205,000	$656,000	—	—
	08/27/2015	(1)	—	—	—	100,000	$597,000
Pascal Rondé			$0	$161,274	$403,184	—	—
	08/27/2015	(1)	—	—	—	45,000	$268,650

(1)	Represents RSU grants with time-based vesting.
(2)	Represents the grant date fair value computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following table sets forth information concerning RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2016.

Name	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares orUnits of Stock That Have Not Vested($)(1)
David G. Tacelli	40,000	(2)	$244,000
	80,000	(3)	$488,000
	120,000	(4)	$732,000
	160,000	(5)	$976,000
Mark J. Gallenberger	27,500	(2)	$167,750
	55,000	(3)	$335,500
	75,000	(4)	$457,500
	100,000	(5)	$610,000
Pascal Rondé	10,000	(2)	$61,000
	20,000	(3)	$122,000
	33,750	(4)	$205,857
	45,000	(5)	$274,500
	5,000	(6)	$30,500

(1)	Based on $6.10 per share, the closing price of our common stock on The NASDAQ Global Market on July 31, 2016.
(2)	Final installment vested on August 28, 2016.
(3)	Vests in two equal installments on November 21, 2016 and 2017.
(4)	Vests in three equal installments on August 26, 2016, 2017 and 2018.
(5)	Vests in four equal installments on August 27, 2016, 2017, 2018 and 2019.
(6)	Vests in two equal installments on February 26, 2017 and 2018.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2016

The following table sets forth information concerning the vesting of stock awards during fiscal 2016 for each of the named executive officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	185,000	$1,146,100
Mark J. Gallenberger	120,000	$744,500
Pascal Rondé	62,500	$369,681

(1)	Value realized upon vesting is based on the closing price of our common stock on The NASDAQ Global Market on the applicable vesting date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to our compensation plans as of July 31, 2016.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	2,036,956	$7.42	3,671,353	*
Equity compensation plans not approved by security holders	—	—	—

Total	2,036,956	$7.42	3,671,353	*

*	Includes 237,007 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2016, 3,434,346 shares under the 2010 Stock Plan may be issued in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

DIRECTOR COMPENSATION

Directors who are not our employees receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not our employees receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, and a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Chairman of the Board receives an additional $20,000 annual retainer payment, payable on a quarterly basis. The Audit Committee Chairman, the Compensation Committee Chairman and the Corporate Governance and Nominating Committee Chairman receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition the cash compensation, each non-employee director receives a grant of 12,000 RSUs on or around the date of each Annual Meeting of the Shareholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the Peer Group.

The following table provides compensation information for fiscal 2016 for each director other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 31:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Roger W. Blethen	$78,750	$81,720	$0	$160,470
Mark S. Ain	$65,750	$81,720	$0	$147,470
Jorge Titinger	$62,750	$81,720	$0	$144,470
Roger J. Maggs	$63,050	$81,720	$0	$144,770
Bruce R. Wright	$64,750	$81,720	$0	$146,470

(1)	In November 2015, each non-employee director received a grant of 12,000 RSUs, which will vest on November 19, 2016.
(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2016 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016.
(3)	As of July 31, 2016, non-employee directors had the following stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	12,000
Roger W. Blethen	12,000
Roger J. Maggs	12,000
Jorge Titinger	12,000
Bruce Wright	12,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require us to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with our Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

We review all relationships and transactions known to us in which we and our directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. Our Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2016, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% shareholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2016 were timely made.

SHAREHOLDER PROPOSALS

Shareholder proposals to be submitted for vote at the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to us on or before June 30, 2017 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which we receive a proposal, we suggest that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a shareholder who wishes to present a proposal at the 2017 Annual Meeting of Shareholders that is not intended to be included in the proxy statement for the 2017 Annual Meeting of Shareholders then the shareholder must provide written notice to the Secretary of the Company no later than September 13, 2017 of such non-Rule 14a-8 shareholder proposal. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a shareholder properly brings the proposal before the 2017 Annual Meeting of Shareholders, the proxies that management solicits for that meeting will have discretionary authority to vote on the shareholder’s proposal. If a shareholder fails to provide timely notice of a proposal to be presented at the 2017 Annual Meeting of Shareholders, the chairman of the meeting may exclude the proposal from being brought before the meeting. If we change the date of the 2017 Annual Meeting of Shareholders so that it falls on a date that is either more than 30 days before or after December 7, 2017, to be considered timely, any written notice of any such non-Rule 14a-8 shareholder proposal will need to be delivered to the Secretary of the Company a reasonable period of time before the date on which proxy materials for the 2017 Annual Meeting of Shareholders are distributed.

Our By-laws set forth the procedures a shareholder must follow to nominate a director for election at a shareholder meeting. Shareholders who wish to nominate a candidate for director at the 2017 Annual Meeting of Shareholders must provide written notice at least 60 days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, our management knows of no business which may properly come before the 2016 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under our By-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented at the 2016 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy materials and 2016 annual report to shareholders may have been sent to multiple shareholders in a household. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and 2016 annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials and 2016 annual report, shareholders may write, email or call us at: Investor Relations, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a shareholder is receiving multiple copies of any of these documents and would like to receive only one copy per household, the shareholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the shareholder may contact us at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

October 28, 2016

APPENDIX A

XCERRA CORPORATION

THIRD AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(amended and restated as of July 31, 2009, October 23, 2012 and December 7, 2016)

The purpose of this Third Amended and Restated Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Xcerra Corporation (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.05 par value (the “Common Stock”), commencing on February 1, 2004. Two million four hundred thousand (2,400,000) shares of Common Stock in the aggregate have been approved for this purpose, four hundred thousand (400,000) shares of Common Stock of which were added as of July 31, 2009, eight hundred thousand (800,000) shares of Common Stock of which were added as of October 23, 2012 and eight hundred thousand (800,000) shares of Common Stock of which were added as of December 7, 2016. All share amounts in this Plan have been adjusted to give effect to the 1-for-3 reverse split of the Common Stock that was effected on September 30, 2010. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each February 1 and August 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding shift premium, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in a whole number percentage between one and fifteen of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The accumulated payroll deductions for a Participant may not exceed $12,500 in any Plan Period.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may no later than two weeks prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period. Notwithstanding the above, no more than an aggregate of 150,000 shares of Common Stock may be issued with respect to any Plan Period.

Notwithstanding the above, no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price (the “Option Price”) for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate; provided, however, in the case of death the Participant’s beneficiary (as determined above) may elect that the accumulated payroll deduction be applied to the purchase of shares of Common Stock on the Exercise Date. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock, or any other change affecting the Common Stock, the number of shares approved for this Plan, and the share limitations set forth in Section 9, shall be equitably adjusted by the Company in the manner determined by the Board or the Committee.

16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such

Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan or the Plan Period limit in Section 9, the Board or the Committee will allot the shares then available on a pro rata basis.

19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21. Governing Law. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25. Grants to Employees in Foreign Jurisdictions. The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

26. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

27. Effective Date and Approval of Shareholders. The Plan shall take effect on December 7, 2016 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors

on August 25, 2016

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 6, 2016.
Vote by Internet
• Go to www.envisionreports.com/XCRA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2, 3 and 4.

1.	To elect two Class III Directors, each to serve as members of the Board of Directors for three-year terms:														+
			For	Against	Abstain					For	Against	Abstain
	01 -	Mark S. Ain	☐	☐	☐	02 -	Jorge L. Titinger			☐	☐	☐

							For	Against	Abstain				For	Against	Abstain

2.	To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.						☐	☐	☐	3.	To approve the Third Amended and Restated Xcerra Employee Stock Purchase Plan.		☐	☐	☐

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending July 31, 2017.						☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — XCERRA CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on this card all of the shares of common stock of Xcerra Corporation (the “Company”) held of record by the undersigned on October 20, 2016, at the Annual Meeting of Shareholders to be held on December 7, 2016, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE